EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust, Inc.

We hereby consent to the incorporation by reference of our reports in the registration statement dated February 28, 2011 on the Post-Effective Amendment No. 3 to Form S-11 of Industrial Income Trust Inc. filed with the Securities and Exchange Commission as follows:

(i)	our reports dated November 2, 2010 with respect to the statements of revenues and certain expenses for the year ended December 31, 2009 of Bell Gardens, Bay Area Portfolio, and Portland Portfolio, appearing in the Form 8-K dated August 25, 2010 (filed November 5, 2010);

(ii)	our report dated January 7, 2011, with respect to the statement of revenues and certain expenses for the year ended December 31, 2009 of the Atlanta Portfolio, appearing in the Form 8-K dated January 7, 2011 and;

(iii)	our reports dated February 23, 2011, with respect to the statements of revenues and certain expenses for the year ended December 31, 2009 of Inland Empire Building One, Baltimore Building One, Dallas Portfolio, Tampa Building, and Baltimore Building Two, appearing in the Form 8-K/A dated February 23, 2011 (filed February 24, 2011).

We further consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

February 28, 2011